Exhibit 99.1

Alector Reports Recent Business Highlights and First Quarter 2019 Financial Results

-	Dosed first frontotemporal dementia patient with AL001 in the Phase 1b portion of the INFRONT clinical study
-	Dosed first Alzheimer’s disease patient with AL002 in the Phase 1b portion of the INVOKE clinical study
-	Initiated Phase 1 first-in-human clinical trial of AL003, called the INTERCEPT study and commenced dosing in healthy volunteers

South San Francisco, Calif. – May 13, 2019 – Alector, Inc. (Nasdaq: ALEC), a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegeneration, today announced company highlights and financial results for the first quarter of 2019.

Recent Business Highlights

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Dosed the first frontotemporal dementia patient with AL001 in the Phase 1b clinical study – In April 2019, Alector dosed the first frontotemporal dementia patient in the Phase 1b portion of the INFRONT clinical study of AL001. In addition to safety, the study will also measure the levels of a critical target specific biomarker, progranulin, in plasma and in cerebrospinal fluid (CSF) to demonstrate proof of mechanism in patients.

•

Dosed the first Alzheimer’s disease patient with AL002 in the Phase 1b clinical study – In May 2019, Alector dosed the first Alzheimer’s disease patient in the Phase 1b portion of the INVOKE clinical study of AL002. The Phase 1b portion of the clinical study will assess the safety of multiple doses and measure target-specific biomarker changes related to AL002 in plasma and in CSF in Alzheimer’s disease patients. AL002 targets a triggering receptor expressed on myeloid cells 2 (TREM2) and is being developed by Alector for the treatment of Alzheimer’s disease in collaboration with its partner AbbVie.

•

Initiated dosing in healthy volunteers for AL003 in the Phase 1 clinical study – In April 2019, Alector initiated its dosing of AL003, the company’s third product candidate, in healthy volunteers in its Phase 1 clinical study called the INTERCEPT study. AL003 targets a sialic acid binding Ig-like lectin 3 (SIGLEC 3) and is being developed by Alector in collaboration with its partner AbbVie for the treatment of patients with Alzheimer's disease.

First Quarter 2019 Financial Results

Revenue. Collaboration and grant revenue for the first quarter of 2019 was $5.6 million compared to $4.9 million for the same period in 2018. This increase was driven primarily by revenue recognized under Alector’s collaboration agreement with AbbVie.

R&D Expenses. Total research and development expenses for the first quarter of 2019 were $20.6 million compared to $11.7 million for the same period in 2018. This increase was driven by increased expenditures related to the preparation of certain product candidates for entering into clinical trials and additional expenses to administer and manage existing clinical trials for certain other product candidates. This increase was also related to higher personnel-related expenses, including stock-based compensation, as headcount grew to support the advancement of the clinical and preclinical programs.

G&A Expenses. Total general and administrative expenses for the first quarter of 2019 were $5.8 million compared to $2.4 million for the same period in 2018. This increase was primarily due to increases in personnel-related expenses, including stock-based compensation, as headcount grew to support growth of the company and work related to operating as a public company. There was also an increase in consulting expense to support the growth of the business related to information technology, accounting, human resources, and other administrative functions and increase in facilities expense for the new headquarters.

Net Loss. For the first quarter of 2019, Alector reported a net loss of $18.6 million, compared to a net loss of $8.4 million for the same period in 2018.

Cash Position. Cash, cash equivalents, and marketable securities were $436.6 million as of March 31, 2019.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the Company’s financial condition and results of operations, and plans for the Company’s product candidates, clinical studies and anticipated regulatory and development milestones. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Alector files with the Securities and Exchange Commission, including in our quarterly report on Form 10-Q that is being filed with the Securities and Exchange Commission (“SEC”). Copies of reports filed with the SEC are posted on Alector’s website and are available from Alector without charge.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2019	2018

Cash, cash equivalents, and marketable securities	$436,595	$290,408
Total assets	496,044	308,359
Total current liabilities (excluding deferred revenue)	17,308	13,043
Deferred revenue (including current portion)	169,015	174,620
Total liabilities	229,858	195,237
Convertible preferred stock(1)	—	210,520
Total stockholders’ equity	266,186	(97,398)

(1) Upon the closing of our IPO in February 2019, all of the outstanding shares of our convertible preferred stock converted into 45,374,836 shares of common stock.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Collaboration revenue	$5,605	$4,751
Grant revenue	—	169
Total revenue	5,605	4,920
Operating expenses:
Research and development	20,607	11,724
General and administrative	5,759	2,421
Total operating expenses	26,366	14,145
Loss from operations	(20,761)	(9,225)
Other income, net	2,201	788
Net loss	$(18,560)	$(8,437)
Net loss per share, basic and diluted	$(0.42)	$(0.78)
Shares used in computing net loss per share, basic and diluted	43,828,106	10,858,473

Source: Alector, Inc.

Contacts

Media:

1AB

Dan Budwick, 973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com